Exhibit (a)(14)

Merrill Lynch Canada Inc. 181 Bay Street, Suite 400 Toronto, Ontario Canada M5J 2V8 Tel (416) 369-7400

February 7, 2005

Special Committee of the Board of Directors
Wheaton River Minerals Ltd.
Waterfront Centre
Suite 1560
200 Burrard Street
Vancouver, B.C. V6C 3L6

Members of the Special Committee of the Board:

        Wheaton River Minerals Ltd. (the "Company") and Goldcorp Inc. ("Goldcorp") have entered into an Acquisition Agreement (the "Agreement") pursuant to which Goldcorp has made an offer to acquire all of the Common Shares (the "Company Common Shares") of the Company (the "Business Combination"). Pursuant to the Business Combination, the proposed exchange ratio (the "Exchange Ratio") for each Company Common Share is 0.250 Goldcorp Common Shares. Pursuant to the Agreement, if the Minimum Tender Condition (as defined in the Agreement) is satisfied, Goldcorp will proceed with a Compulsory Acquisition Transaction (as defined in the Agreement) or a Subsequent Acquisition Transaction (as defined in the Agreement) to acquire all of the Company Common Shares that are not acquired by Goldcorp under its offer to acquire the Company Common Shares. Furthermore, the Company has consented to the payment of a US$0.50 per share cash dividend to holders of Goldcorp Common Shares upon the successful completion of the Business Combination (the "Dividend"). The Dividend will not be received by Company shareholders that tender their Company Common Shares pursuant to the Business Combination.

        You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Shares.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  reviewed certain publicly available business and financial information relating to the Company and Goldcorp that we deemed to be relevant;

  (2)
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Goldcorp, as well as information provided to us by the Company and Goldcorp, regarding the amount and timing of the cost savings and synergies expected to result from the Business Combination (the "Expected Synergies");

  (3)
  conducted discussions with members of senior management and representatives of the Company and Goldcorp concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Business Combination and the Expected Synergies;

  (4)
  reviewed historical metal commodity prices and foreign exchange rates and considered the impact of various commodity pricing and foreign exchange rate assumptions on the respective businesses, prospects and financial forecasts of the Company and Goldcorp;

  (5)
  reviewed the market prices and valuation multiples for the Company Common Shares and Goldcorp Common Shares and compared such prices and multiples with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  reviewed the results of operations of the Company and Goldcorp and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (7)
  reviewed the operating and financial forecasts and price targets of research analysts that provide coverage of the Company and Goldcorp;

  (8)
  compared the proposed terms of the Business Combination with the terms of certain other transactions that we deemed to be relevant;

  (9)
  participated in certain due diligence discussions among representatives of the Company and Goldcorp and their financial and legal advisors;

  (10)
  reviewed the potential pro forma impact of the Business Combination;

  (11)
  reviewed the relative contributions of the Company and Goldcorp to the combined entity on various metrics, including revenues, earnings before interest, depreciation and amortization, earnings and cash flow;

  (12)
  reviewed the Agreement dated December 23, 2004; and

  (13)
  reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Goldcorp or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or Goldcorp under any state, provincial or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Goldcorp or their respective subsidiaries. With respect to the financial forecast information furnished to or discussed with us by the Company or Goldcorp, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and/or Goldcorp's management as to the expected future financial performance of the Company and/or Goldcorp, as the case may be. We have further assumed that the Business Combination will be accounted for as a purchase under Canadian generally accepted accounting principles and that Goldcorp is deemed to be the acquiring entity for accounting purposes. We have assumed that the Business Combination will be completed and that all of the Company Common Shares will be acquired by Goldcorp pursuant to the Business Combination and a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for, or in connection with, the Business Combination, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the Business Combination.

        In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

        We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Business Combination and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and Goldcorp and/or their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Shares and other securities of the Company, as well as the Golcorp Common Shares and other securities of Goldcorp, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of both the Special Committee of the Board and the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Business Combination and does not constitute a recommendation to any shareholder as to whether such shareholder should tender any Company Common Shares pursuant to the proposed Business Combination. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Shares. In addition, our opinion does not address the tax consequences of the Business Combination to the holders of the Company Common Shares.

        We are not expressing any opinion herein as to the prices at which the Company Common Shares or the Goldcorp Common Shares will trade following the announcement or consummation of the Business Combination.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Shares.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED